Exhibit 23.2

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of ESB Financial Corporation pertaining to the 2005 Stock Incentive Plan of our reports, dated March 8, 2005, with respect to the consolidated financial statements of ESB Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, ESB Financial Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of ESB Financial Corporation, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
May 16, 2005